INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of New York Residential, Inc. (a development stage Company) on Form SB-2 of our report dated February 28, 2007, with respect to our audits of the financial statements of New York Residential, Inc. as of December 31, 2006 and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2006 and the period from December 5, 2005 (inception) to December 31, 2005, and the statements of operations and cash flows for the period from December 5, 2005 (inception) to December 31, 2006 which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
March 27, 2007